Exhibit 10.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
AGILYSYS, INC.,
AGILYSYS NJ, INC. AND
INNOVATIVE SYSTEMS DESIGN, INC.
May 25, 2007

Exhibits:

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of New Jersey Certificate of Merger
Exhibit C	Form of Earnout Agreement
Exhibit D	Form of Non-Competition Agreement

Annexes:

Annex 1	Merger Consideration and Allocation Spreadsheet
Annex 2	Tax Allocation Schedule
Company Disclosure Schedule:
Attached
Parent Disclosure Schedule:
Attached
-ii-

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 25, 2007, by and among Agilysys, Inc., an Ohio corporation (“Parent”), Agilysys NJ, Inc., a New Jersey corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Innovative Systems Design, Inc. d/b/a Innovativ Systems Design, Inc., a New Jersey corporation (the “Company”) and, solely for purposes of Section 7.4 herein, Vincent James Spinella (the “Named Stockholder”).
RECITALS
     A. The boards of directors of the Company, Merger Sub and Parent believe it is in the best interests of their respective corporations and the stockholders of their respective corporations that the Company be acquired by Parent through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have deemed advisable, approved and adopted this Agreement and the Merger.
     B. Pursuant to the Merger, among other matters, the outstanding shares of capital stock of the Company (“Company Capital Stock”) shall be converted into the right to receive cash in the amounts and on the terms and subject to the conditions set forth herein.
     C. As a condition to the consummation of the transactions contemplated by this Agreement, Parent, Merger Sub and Key Bank, N.A., Cleveland, Ohio (the “Escrow Agent”) will enter into an Escrow Agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), pursuant to which, among other things, at the Effective Time (as hereinafter defined) Parent will deposit a portion of the Merger Consideration into an account (the “Escrow Fund”) with the Escrow Agent, such amount to secure Parent’s right to indemnification as set forth herein.
     D. The Company, Merger Sub and Parent desire to make certain representations and warranties and other agreements in connection with the Merger.
     NOW, THEREFORE, in consideration of the premises, covenants, agreements and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions set forth in this Agreement and the applicable provisions of the New Jersey Business Corporation Act (the “NJBCA”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

     1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place as soon as practicable, but no later than five (5) Business Days, after the satisfaction or waiver of each of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction thereof at the Closing) or at such other time as the parties hereto agree in writing (the “Closing Date”). The Closing shall take place at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey, or at such other location as the parties hereto agree in writing. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form annexed hereto as Exhibit B (the “New Jersey Certificate of Merger”), together with the required officers’ certificates, with the New Jersey Secretary of State, in accordance with the relevant provisions of the NJBCA (the time that the New Jersey Certificate of Merger is filed and accepted by the New Jersey Secretary of State (or such later time as may be specified in the New Jersey Certificate of Merger) or such later time as may be agreed to by Parent and the Company and set forth in such filing being the “Effective Time”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the New Jersey Certificate of Merger and the applicable provisions of the NJBCA.
     1.4 Certificate of Incorporation; Bylaws.
     (a) At the Effective Time, the Company certificate of incorporation shall be amended and restated so as to be materially similar to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Agilysys NJ, Inc., and as so amended and restated such Amended and Restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended.
     (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.
     1.5 Directors and Officers. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until the earlier of their respective deaths, resignations or removals or until their respective successors are duly elected or appointed and qualified, as the case may be.
     1.6 Merger Consideration.
     (a) Conversion of Company Capital Stock. At the Effective Time, on the terms and subject to the conditions of this Agreement by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.6 and shares, if any, of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Agreement or consented thereto in writing and who has complied with the requirements of the

NJBCA (“Dissenting Shares”)) shall be canceled and extinguished and converted into the right to receive such portion of the Merger Consideration as set forth on Annex I attached hereto pursuant to the procedures set forth in Section 1.7 hereof. Promptly after the execution of this Agreement, but prior to the Closing, the Company will deliver to Parent a schedule (the “Allocation Spreadsheet”) showing, among other matters, (i) the amount of cash to be received by each holder of Company Capital Stock at the Effective Time as provided for in this Section 1.6(a) based on the formulas set forth in Annex I and the assumptions set forth in such schedule, and (ii) a true, complete and correct list of the aggregate number of shares of Company Capital Stock held by each stockholder.
     (b) Adjustments to Conversion Ratios. The amount of cash into which each share of Company Capital Stock is to be converted as set forth in Annex I shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization or other like change with respect to Company Capital Stock occurring after the date hereof and prior to the Effective Time.
     (c) Conversion of Merger Sub Capital Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
     (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the allocable portion of the Merger Consideration as set forth in Annex I but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to applicable Law. The Company agrees that, except with the prior written consent of Parent, or as required under applicable Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand made by any holder of Dissenting Shares (“Dissenting Stockholder”) under applicable Law. The Company also agrees to give Parent (x) prompt notice of any written demand for appraisal of any Company Capital Stock, attempted withdrawals of such demands, and any other instruments received by the Company related to any rights of appraisal and (y) the opportunity to direct all demands for appraisal under applicable Law. Each Dissenting Stockholder who, pursuant to the provisions of applicable Law, becomes entitled to payment of the “fair value” for their shares of Company Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by such stockholder of certificate or certificates representing shares of Company Capital Stock, the portion of the Merger Consideration to which such stockholder would otherwise be entitled under this Section 1.6.

     1.7 Payment Procedures
     (a) Parent shall (i) acting as payment agent in connection with the Merger (the “Payment Agent”), make available, no later than five (5) days after the Closing, in exchange for shares of the Company Capital Stock outstanding immediately prior to the Effective Time, the Merger Consideration as set forth on Annex I minus the Escrowed Amount, (ii) at the Closing, deliver to the Escrow Agent, Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Escrowed Amount”), and (iii) at the Closing, deliver to each holder of record of shares of Company Capital Stock that were converted into the right to receive cash (A) a letter of transmittal in customary form (including an accompanying Substitute Form W-9) (each, a “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing outstanding shares of Company Capital Stock (each, a “Company Certificate”) shall pass, only upon delivery of the Letter of Transmittal and the Company Certificates to the Payment Agent), which Letter of Transmittal shall specify, among other things, the appointment of the Stockholder Representative under Section 7.4 of this Agreement and shall include, among other things, representations that such holder owns, of record and beneficially, the Company Capital Stock evidenced by the Company Certificate surrendered by such holder to the Payment Agent for payment and that such holder has the power and authority to execute and deliver such Letter of Transmittal and Company Certificate and (B) instructions for use in effecting the surrender of the Company Certificates in exchange for the relevant portion of the Merger Consideration. Parent shall be responsible for the fees and expenses incurred as a result of its actions as Payment Agent.
     (b) The Escrow Amount shall be deposited into escrow with the Escrow Agent and subject to the terms of the Escrow Agreement and this Agreement, subject to release as described in Section 1.8 below.
     (c) Upon surrender of Company Certificates to the Payment Agent, together with such Letter of Transmittal (including the accompanying Substitute Form W-9), duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Certificates shall be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 1.6 and Annex I, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented one or more shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes to evidence only the right to receive that portion of the Merger Consideration payable in respect of such shares of Company Capital Stock pursuant to Section 1.6 and Annex I.
     (d) Transfers of Ownership. If any cash is to be paid in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Company Certificate so surrendered has been properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange has paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of cash in any name other than that of the registered holder of the Company

Certificate surrendered, or established to the reasonable satisfaction of Parent or any agent designated by Parent that such tax has been paid or is not payable.
     (e) Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the cash amount which such holder is entitled to receive pursuant to Section 1.6 and Annex I.
     (f) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation will be entitled to require the Payment Agent to deliver to it any funds (including any earnings received with respect thereto) which had been made available to the Payment Agent and which have not been disbursed to holders of Company Certificates, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the portion of the Merger Consideration payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Payment Agent will be liable to any holder of a Company Certificate for the portion of the Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Parent or the Payment Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such withholding taxes as Parent or the Payment Agent are required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Capital Stock in respect of whom such deduction and withholding was made by Parent or the Payment Agent.
     1.8 Indemnification Escrow. The Escrow Amount shall be deposited into an interest bearing escrow account with the Escrow Agent and shall be subject to the terms of the Escrow Agreement and this Agreement and shall remain in escrow until the eighteen (18) month anniversary of the Closing Date (the “Indemnity Release Date”) or until it is paid to a Parent Indemnitee (by reason of a Working Capital Shortfall (as defined in Section 1.9 below) or an indemnification claim under Section 7.2 below); provided, that upon the Indemnity Release Date, an amount equal to the difference between (a) the remainder of the Escrow Amount and (b) the then-applicable Reserve Amount shall be promptly released by the Escrow Agent pursuant to the terms of the Escrow Agreement to the holders of Company Capital Stock in accordance with this Agreement. For purposes hereof, the term “Reserve Amount” shall mean the sum of any amounts set forth in any Indemnification Notices or Claim Notices provided pursuant to Section 7.3 hereof which describe in reasonable detail the nature and amount of any such claim or claims (provided, however, that if any such notice includes a good faith statement that the relevant Parent Indemnitee is not reasonably capable of determining a material portion of the potential Losses from such claim or claims, the Reserve Amount shall be: (i) if the maximum potential Losses can be reasonably estimated in good faith by the relevant Parent Indemnitee, the maximum amount of such potential Losses or (ii) if such maximum amount cannot be reasonably estimated in good faith (such assertion to be supported by a letter from the relevant Parent Indemnitee’s outside counsel), the full balance remaining in the Escrow Account), with each such Claim being deemed a part of the Reserve Amount until the final disposition of the Claim or Claims underlying such amounts.
     1.9 Working Capital Adjustment.
     (a) As used herein, “Working Capital” shall mean the Company’s working capital as defined in accordance with GAAP applied in a manner consistent with that used by the parties hereto in determining the Working Capital Target as set forth on Section 1.9 of the Parent Disclosure Schedule. The specific components of and guidelines for determining the Working Capital shall be as described and set forth on said Section 1.9 of the Parent Disclosure Schedule. For purposes of this Section 1.9, the “Working Capital Target” shall be $8,800,000.
     (b) Contemporaneously with Parent’s post-Closing delivery of the financial statements of the Company and Surviving Corporation as part of its required Form 8-K filing as specified in Rule 3-05(b) of Regulation S-X, Parent shall deliver to the Stockholder Representative a statement (the “Preliminary Adjustment Statement”) setting forth the Closing Working Capital. The Preliminary Adjustment Statement shall be prepared as of 11:59 p.m. on the Closing Date on a basis consistent with the methodology set forth in this Section 1.9. All expenses incurred in connection with the preparation of the Preliminary Adjustment Statement shall be the responsibility of Parent. In preparing the Preliminary Adjustment Statement it shall be assumed that the Business shall be continued as a going concern and there shall not be taken into account any of the plans, transactions or changes that Parent intends to initiate or make or cause to be initiated or made at or after the Closing Date with respect to the Business.
     (c) The Stockholder Representative or his designees and agents shall be entitled to review the Preliminary Adjustment Statement and any working papers and similar materials relating to the Preliminary Adjustment Statement prepared by Parent or its accountants. Parent also shall provide the Stockholder Representative with timely access, during normal business hours, to the personnel, properties, books and records of the Surviving Corporation and all other information reasonably requested, to the extent related to the determination of the Preliminary Adjustment Statement. The Stockholder Representative agrees to keep any and all such information received by him confidential and not to disclose such information or otherwise use it for any purposes other than reviewing the Preliminary Adjustment Statement and to resolve any disputes with respect to the foregoing.
     (d) The Stockholder Representative shall review the Preliminary Adjustment Statement and, on or before the thirtieth (30th) day after the Stockholder Representative’s receipt of the Preliminary Adjustment Statement, the Stockholder Representative shall deliver to Parent, in writing, any objection or dispute thereto which the Stockholder Representative may have with respect to the Preliminary Adjustment Statement. If the Stockholder Representative fails to make a timely objection to the Preliminary Adjustment Statement, the Stockholder Representative will be deemed, on behalf of the Company Stockholders to have accepted the Preliminary Adjustment Statement. If the Stockholder Representative makes a timely objection to the Preliminary Adjustment Statement, and Parent and the Stockholder Representative are unable to resolve their disputes within fifteen (15) days after the objection of the Stockholder Representative, the dispute shall be resolved by the Independent Accountants. The determinations of the Independent Accountants shall be final, binding and conclusive to Parent, the Stockholder Representative on behalf of the Company Stockholders and their respective Affiliates, successors, assigns or heirs. The fees, expenses and disbursements of the Independent Accountants (i) shall be borne by the Company Stockholders and payable from the Escrow Amount in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Stockholder Representative bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Parent in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Stockholder Representative bears to the aggregate dollar amount of such items so submitted.
     (e) The Preliminary Adjustment Statement shall become the “Final Adjustment Statement” unless timely and properly disputed or objected to by the Stockholder Representative in accordance with Section 1.9(d) above or otherwise as determined by the Independent Accountants, and, as such, shall become final, binding and conclusive upon Parent, the Stockholder Representative on behalf of the Company Stockholders and their respective Affiliates, successors, assigns or heirs for all purposes of this Agreement. For purposes of this Section 1.9, “Closing Working Capital” means the Working Capital reflected on the Final Adjustment Statement.
     (f) If the Closing Working Capital is less than the Working Capital Target (a “Working Capital Shortfall”), the Company Stockholders shall pay to Parent the amount of such Working Capital Shortfall, which payment shall be made, without interest, by means of a wire transfer of immediately available funds from the Escrow Amount. If the Closing Working Capital is greater than the Working Capital Target (a “Working Capital Excess”), Parent shall pay such Working Capital Excess, without interest, to the Payment Agent. The Payment Agent shall then promptly distribute the amount of any Working Capital Excess received from Parent such that each Company Stockholder shall receive an amount equal to: (x) the Working Capital Excess multiplied by (y) a fraction (i) the numerator of which is the total number of shares of Company Common Stock held by such Company Stockholder as of the Effective Time, and (ii) the denominator of which is the aggregate number of issued and outstanding shares of held by all of the Company Stockholders as of the Effective Time. For Tax purposes, any payment by under this Section 1.9 shall be treated as an adjustment to the Purchase Price.
     1.10 Performance Based Consideration Provisions. In addition to the Merger Consideration, Parent will pay to the Payment Agent for distribution to each Company Stockholder in the same allocation and same manner as the Merger Consideration, an amount equal to the “Additional Consideration” as determined pursuant to the terms of the Earnout Agreement, substantially in the form attached hereto as Exhibit C (the “Earnout Agreement”), which Additional Consideration in no event will exceed Ninety Million Dollars ($90,000,000).
     1.11 No Further Ownership Rights in Company Capital Stock. All cash paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.
     1.12 Lost, Stolen or Destroyed Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue and pay in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the portion of the Merger Consideration payable pursuant to Section 1.6 and Annex I with respect to shares of Company Capital Stock represented by such certificates; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver to Parent an affidavit of loss, theft or destruction in form reasonably satisfactory to Parent and the posting by such owner of a bond, in such amount as Parent may direct, as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation, the Company or any of their respective directors, officers, employees, affiliates or agents with respect to Company Certificates alleged to have been lost, stolen or destroyed.
     1.13 Taking of Necessary Action; Further Action. At any time after the Effective Time, the officers and directors of Merger Sub, the Company and the Surviving Corporation shall take such further action as may be reasonably requested by Parent which is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of the Company.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY
     Except as expressly disclosed in the applicable Section of the disclosure schedule of even date herewith delivered by the Company to Parent and Merger Sub contemporaneously with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), as of the date hereof (except as to any representation or warranty which specifically relates to another date) the Company represents and warrants to Parent and Merger Sub as follows:
     2.1 Organization, Standing and Power; Subsidiaries.
     (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted, to enter into this Agreement, the Escrow Agreement, the Earnout Agreement and any other agreement, certificate or instrument to be executed and delivered pursuant to the terms of this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (iii) is duly qualified and in good standing to do business in those jurisdictions listed in Section 2.1(a) of the Company Disclosure Schedule and in all other jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.
     (b) The Company does not have any Subsidiaries nor does it have, directly or indirectly, any joint venture, partnership or similar relationship with, or any ownership or voting interest of any kind in, any Person.

     2.2 Capital Structure.
     (a) At the close of business on the date of this Agreement, the total number of shares of capital stock that the Company has authority to issue is Five Thousand (5,000) shares of common stock of the Company, no par value per share (the “Common Stock”), all of which shares of Common Stock are issued and outstanding. All of the issued and outstanding shares of capital stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.
     (b) Other than those items described in Section 2.2(b) of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, rights or other contracts or instruments of any character (including any shareholder agreement, buy-sell agreement or other similar agreement) requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. None of the shares of Common Stock were issued or, since issuance, has been transferred, in violation of any Law or contract, including any pre-emptive right, right of first refusal or other similar right of any Person.
     2.3 Authority; No Conflicts; Governmental Approval.
     (a) Authorization; Binding Obligation. The execution and delivery by the Company of this Agreement, the Escrow Agreement and the Earnout Agreement, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Company and its board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Escrow Agreement or the Earnout Agreement, to consummate the transactions contemplated hereby and thereby or to otherwise fulfill their obligations hereunder and thereunder. This Agreement has been, and each of the Escrow Agreement and the Earnout Agreement, when executed and delivered by the Company (and assuming the due authorization, execution and delivery by the other parties thereto) will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each of the Escrow Agreement and the Earnout Agreement, when executed and delivered, will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     (b) The Named Stockholder has the legal right, capacity and power to execute, deliver and perform under this Agreement, the Escrow Agreement and the Earnout Agreement. This Agreement constitutes, and each of the Escrow Agreement and the Earnout Agreement, when executed and delivered, will constitute, a legal, valid and binding obligation of the Named Stockholder enforceable against the Named Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     (c) Except for filings that may be required to comply with the HSR Act, the execution and delivery by the Company of this Agreement does not, and the execution and delivery by the Company of the Escrow Agreement and the Earnout Agreement will not, and the performance of this Agreement, the Escrow Agreement and the Earnout Agreement shall not, require the Company to obtain any known Approval of any Person other than as set forth in Section 2.3(c) of the Company Disclosure Schedule, or known Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Entity.
     (d) The execution and delivery by the Company of this Agreement does not, and the execution and delivery by the Company of each of the Escrow Agreement and the Earnout Agreement will not, and the performance of this Agreement and each of the Escrow Agreement and the Earnout Agreement will not, (a) conflict with or violate the Certificate of Incorporation or by-laws of the Company, (b) materially conflict with or violate any Law or Order, in each case, applicable to the Company, or by which any of the properties of the Company is bound or affected, or (c) subject to Section 2.3(c) of the Company Disclosure Schedule, result in a material breach or violation of, or constitute a material default (or an event that with notice or lapse of time or both would become such a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any material note, bond, mortgage, indenture, Contract, Approval or other instrument or obligation to which the Company is a party or by which the Company or its properties or assets, including the Business, is bound or affected.
     (e) There are no Actions pending or, to the Knowledge of the Company, threatened by or against the Company, whether at law or in equity, or before or by any Governmental Entity, which could materially adversely affect the ability of the Company to perform its obligations under this Agreement, the Escrow Agreement, the Earnout Agreement or the consummation of the transactions contemplated by this Agreement. No Governmental Entity has, prior to the execution hereof, notified the Company that it would oppose or not approve or consent to the transaction contemplated by this Agreement.
     2.4 Financial Statements. Prior to the execution and delivery of this Agreement, the Company has delivered to Parent the (i) audited balance sheets of the Company as of December 31, 2005, and the related audited statements of income for the twelve-month period then ended (the “Historical Financial Statements”), and (ii) an unaudited balance sheet of the Company as of December 31, 2006, and March 31, 2007 (the “Company Balance Sheet”), and the related unaudited statements of income for the twelve and three month periods respectively then ended (the “Interim Financial Statements” and, together with the Historical Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with the books and records of the Company, and the Financial Statements fairly present in all material respects the financial condition of the Company as of the dates indicated

and the results of operations of the Company for the respective periods indicated, and have been prepared in accordance with GAAP (subject, in the case of the Interim Financial Statements, to normal year-end adjustments that are not material in amount or nature and footnotes). Except for (i) those Liabilities that are fully reflected or reserved against on the March 31, 2007 balance sheet contained in the Financial Statements or disclosed in the related notes thereto and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of such balance sheet and which are not material to the Company, individually or in the aggregate, the Company does not have any material Liabilities of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due whether or not required to be reflected or reserved against on a balance sheet of the Company prepared in accordance with GAAP. The books and records of the Company, true and complete copies of which have been previously made available to Parent, have in all material respects been maintained in accordance with good business practices.
     2.5 Absence of Certain Changes. Except as may result from the execution, delivery and performance of this Agreement and the transactions contemplated hereby, since January 1, 2007, (i) there has been no Company Material Adverse Effect and (ii) the Company has been operated in the ordinary course of business consistent with past practice. Specifically, except as set forth in the Financial Statements or Section 2.5 of the Company Disclosure Schedule, since January 1, 2007, the Company has not:
     (a) incurred any Liability (absolute, contingent, accrued or otherwise) or guaranteed or become a surety of any debt;
     (b) sold or transferred or committed to sell or transfer any of its assets, or canceled any debts or claims or waived any rights or encumbered any of its assets whatsoever, except for sale of inventory in the ordinary course of the business of the Company and except for the Dispositions (as defined in Section 4.12 below);
     (c) issued or authorized any stock, bonds, debentures, options, warrants or other securities;
     (d) increased or promised to increase the compensation or fringe benefits of any officer or director, or instituted any general wage increase applicable to employees, or any specified sub-group of employees, except (with respect only to any general wage increase or bonus payment) in the ordinary course of the business of the Company consistent with past practice and with the Company’s compensation plans and programs in existence as of September 30, 2006;
     (e) changed or modified its accounting methods or practices on its books in any material respect;
     (f) settled, or agreed to settle, any litigation, arbitration or other litigation, whether pending or threatened;
     (g) entered into, amended, renewed, modified or extended any employment Contract;

     (h) entered into, amended, terminated or received notice of termination of (A) any material Permit to which the Company is a party, or (B) any Contract or transaction involving a total remaining commitment by the Company of at least $50,000;
     (i) made any amendments to or changes in its articles of incorporation or bylaws;
     (j) engaged in any transaction with any Interested Party; or
     (k) agreed, orally or in writing, to do any of the foregoing.
     2.6 Litigation. Other than as set forth in Section 2.6 of the Company Disclosure Schedule, there is no Action pending or, to the Company’s Knowledge, threatened by or against the Company, and the Company has not received any written claim, complaint, report, threat or notice of any such Action. No Governmental Entity has, prior to the execution hereof, notified the Company that it would oppose or not approve or consent to the transactions contemplated by this Agreement.
     2.7 Compliance with Laws.
     (a) The Company is in compliance in all material respects with all Laws applicable to the Company and its Business. All necessary Permits for the conduct of the Company’s Business are set forth in Section 2.7(a) of the Company Disclosure Schedule. There are no pending investigations or disciplinary proceedings initiated by a Governmental Entity against the Company relating to the Company’s Business, and, to the Company’s Knowledge, no reasonable basis or bases exist for any threatened investigation or disciplinary proceeding against the Company relating to the Company’s Business that could lead to an order or action (i) revoking or suspending any necessary Permits to conduct business or (ii) suspending, restricting, or disqualifying the continued performance of the Business in any material respect.
     (b) The Company possesses or will, prior to Closing possess, all necessary Permits to conduct the Business consistent with current practice in all material respects and to own, operate or maintain assets and property related to the Business.
     2.8 Title to Property.
     (a) Section 2.8(a) of the Company Disclosure Schedule sets forth all of the material rights and interests in real property and leasehold estates used in connection with the Company’s Business and the nature of its interest therein. The Company has good title to, or valid leasehold interests in, all such real properties leased by the Company identified and reflected on Section 2.8(a) of the Company Disclosure Schedule, in each case free of all Liens other than Permitted Liens. The Company does not own any real property.
     (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each lease or agreement under which the Company is a lessee or lessor of any property, real or personal, is a valid and binding agreement of the Company, and no event has occurred and is continuing which, with or without notice or lapse of time, would constitute a default or event of default by the Company under any such lease or agreement or, to the Company’s Knowledge, by any other party thereto.
     (c) Except as set forth in Section 2.8(c) of the Company Disclosure Schedule, the tangible assets of the Company are owned free of all Liens other than Permitted Liens and, taken as a whole, (i) are in good operating condition and repair, normal wear and tear excepted, (ii) are usable in the ordinary course of business and (iii) are all the tangible assets necessary for the operation of the Business of the Company as it currently is conducted.
     2.9 Intellectual Property.
     (a) Section 2.9 of the Company Disclosure Schedule sets forth an accurate and complete list of all Patent Rights, Trademark Registrations, Trademark Applications, material unregistered Trademarks, Copyright Registrations, Copyright Applications and Domain Names that are owned by the Company. Other than as set forth in Section 2.9 of the Company Disclosure Schedule:
          (i) the Company owns all right, title and interest in and to all of the Intellectual Property that it purports to own, in each case free and clear of all Liens other than Permitted Liens, and, to the Company’s Knowledge, has the right to use all Intellectual Property owned by third parties and used by the Company pursuant to a valid and enforceable written agreement;
          (ii) to the Company’s Knowledge, the conduct of the Business as currently conducted does not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property of any Person not a party hereto;
          (iii) the Company is not party to any pending, and the Company has not received written notice of any threatened, Action that asserts by way of an express allegation a claim of infringement or misappropriation, violation or unauthorized use of any Intellectual Property against the Company nor, to the Knowledge of the Company, is there any basis for any such Action;
          (iv) except with respect to licenses of commercially available, mass marketed shrink-wrap Software, and except pursuant to the Intellectual Property Licenses listed in Section 2.9 of the Company Disclosure Schedule, the Company has not entered into any Contract with third parties which after the date hereof require the Company to make any payments in excess of $25,000 per annum by way of royalties, fees or otherwise to any third party owner, licensor of, or other claimant to any Intellectual Property, with respect to the Company’s use of such Intellectual Property;
          (v) the Company has taken commercially reasonable measures to protect the secrecy and confidentiality of the material Trade Secrets owned by the Company or that are used by the Company in the conduct of the Business, if any;
          (vi) to the Company’s Knowledge, no third party is infringing, violating, misusing or misappropriating any Intellectual Property that is owned by the Company and material to the Business, and there are no such claims that have been made against any

Person by the Company. There are no Orders to which the Company is a party or by which the Business is bound that restrict, in any material respect, the right to use any of the Intellectual Property owned by the Company. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any Intellectual Property that is material to the Business; and
          (vii) none of the Company’s present or former employees, consultants or independent contractors has any right, title or interest in any Intellectual Property that is owned by the Company and material to the Business.
     (b) Except with respect to licenses to the Company of commercially available, mass marketed shrink-wrap Software, and except for nonexclusive licenses granted by the Company to end users, distributors and other third parties in the ordinary course of business in connection with the sale and distribution of the Company’s products, Section 2.9 of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts with third parties to which the Company is a party licensing to or from any such third parties any Intellectual Property that is material to the Business (“Intellectual Property Licenses”). The Company has delivered or made available to Parent true, correct and complete copies of each such Intellectual Property Licenses, together with all amendments, modifications or supplements thereto.
     (c) Section 2.9 of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company and that is material to the Business, and (ii) all Software that is used by the Company and material to the Business that is not exclusively owned by the Company, excluding commercially available, mass marketed shrink-wrap software and so-called “open source code” software and “freeware”.
     (d) The Intellectual Property of the Company, taken as a whole, is all the Intellectual Property necessary for the operation of the Business of the Company as it currently is conducted.
     2.10 Taxes.
     (a) (i) All Tax Returns with respect to the Company and the properties, business, income, sales, expenses, net worth or franchises of the Company, the Business, any Subsidiaries or any Affiliated Group, of which the Company or any of its Subsidiaries is or has been a member required to be filed (taking into account any valid extensions of time to file), have been duly and timely filed with the appropriate Tax Authority and all such Tax Returns are true, correct and complete in all material respects and (ii) all Taxes due and payable due in connection with the properties, business, income, sales, expenses, net worth and franchises of by each of the Company and its Subsidiaries have been timely paid;
     (b) no agreement or other document waiving or extending the statute of limitations or the period of assessment or collection of any Taxes payable by the Company or any of its Subsidiaries has been filed or entered into with any Tax Authority;

     (c) neither the Company nor any of its Subsidiaries has received any written notice of any Tax Proceeding against or with respect to the Company or any of its Subsidiaries relating to any Taxes or Tax Returns;
     (d) neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax Sharing Agreement or Tax allocation, indemnity or similar agreement or arrangement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority);
     (e) no power of attorney that will be binding on the Company or any of its Subsidiaries after the Closing has been granted or entered into by the Company or its Subsidiaries with respect to any Taxes of the Company or any of its Subsidiaries;
     (f) Parent has received accurate and complete copies of (i) all federal income Tax Returns of or including the Company and each Subsidiary relating to the taxable periods ended since December 31, 2004 and (ii) any audit report issued by a Tax Authority within the last three years relating to any Taxes due from or with respect to the Company or any of its Subsidiaries.
     (g) the Company has not received any notice of any claim by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns to the effect that the Company or any of its Subsidiaries is, or may be, subject to taxation by that jurisdiction;
     (h) none of the Company or any of its Subsidiaries is a party to any tax ruling or closing agreement with any Governmental Entity;
     (i) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law);
     (j) neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by the Company (nor, to the Knowledge of the Company, has the IRS proposed any such adjustment), or change in accounting method, or has any application pending with any Tax Authority requesting permission for any changes in accounting methods that relate to the Business or operations of the Company;
     (k) all withholding Tax requirements imposed on the Company relating to the operations and businesses of the Company for all taxable periods through the close of business on the Closing Date shall be satisfied in full in all respects to the extent due and payable on or before such date;
     (l) the Company has made a valid Federal S election pursuant to Section 1362 of the Code, and valid state elections, where applicable, and such elections have not been revoked or otherwise terminated; since January 1, 2001, the Company has been an S corporation as defined in Section 1361(a)(1) of the Code for federal and state income tax purposes and is eligible for such treatment; the Company has not received any written notice from the IRS or any state taxing authority with respect to the revocation of the status of the Company as an S corporation; and accordingly, the income of the Company is, for Federal and state income tax purposes, included in the gross income of, and taxable to, the holders of the Company Capital Stock pursuant to Section 1366(a) of the Code and analogous state law provisions;
     (m) neither the Company nor any Subsidiary has made any payment, or is or shall become obligated (under any Contract entered into on or before the Closing Date) to make any payment, that shall be nondeductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax Law); and
     (n) neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group other than a group of which the Company is the common parent.
     2.11 Environmental Compliance. To the Company’s Knowledge, there are no Environmental Liabilities that, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect. “Environmental Liabilities” means any and all liabilities, current or future, accrued or contingent, of the Company which arise under or relate to any and all applicable Laws relating to the environment or the effect of the environment on human health, or relating to emissions, discharges, handling, management, disposal, use or releases of pollutants, contaminants, petroleum or petroleum products, asbestos, PCBs, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, asbestos, PCBs, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.
     2.12 Employee Matters; Employee Benefit Plans.
     (a) Schedule 2.12(a) of the Company Disclosure Schedule contains a true and complete list as of April 1, 2007, of the employees employed by the Company, indicating the title of and a description of any agreements concerning such employees and a listing of the rate of all current salary and bonus payable by the Company to each employee. The Company has delivered to the Parent a copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with an employee or service provider of the Company. To the Knowledge of the Company, no officer or key employee has any plans to terminate employment or service with the Company.
     (b) Except as set forth on Section 2.12(b) of the Company Disclosure Schedule, with respect to current and former employees and service providers of the Company (each a “Service Provider”):

          (i) the Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, employee benefits (including Code and other Tax provisions related to any favorable Tax treatment intended for a Benefit Arrangement or applicable to plans of its type), family and medical leave, immigration, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;
          (ii) there is no claim and, to the Knowledge of the Company, there is no basis for any claim that such Service Provider was subject to a wrongful discharge or any employment discrimination by the Company, or their respective management, arising out of or relating to such Service Provider’s race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic under applicable Laws;
          (iii) there is not now, nor within the past twenty-four (24) months has there been, any actions, suits, claims, labor disputes, investigations or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Service Provider, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company;
          (iv) the Service Providers of the Company are not and have never been represented by any labor union, no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company, and to the Company’s Knowledge, no union organization campaign is in progress with respect to any of the Service Providers, and no question concerning representation exists respecting such Service Providers;
          (v) the Company has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its Service Providers at any time, for any lawful or no reason, without penalty or liability;
          (vi) the Company does not have any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice); and
          (vii) there are no pending nor, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.
     (c) To the Knowledge of the Company, no “mass layoff,” “plant closing” or similar event as defined by the Worker Adjustment and Retraining Notification Act with respect to the Company has occurred within the past twelve (12) months.
     (d) Except as disclosed on Schedule 2.12(d) of the Company Disclosure Schedule, (i) neither the Company nor any of its ERISA Affiliates maintain or sponsor, or has any material liability, contingent or otherwise, with respect to, any Benefit Arrangement, (ii) no Benefit Arrangement provides or has ever provided post-employment welfare benefits or severance benefits, except to the extent required by Part 6 of Title I of ERISA or similar state laws, and (iii) no Benefit Arrangement is or has ever been a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code. The Company has delivered to Parent true and complete copies as of the Closing Date of: (i) each written Benefit Arrangement document and a written description of the material terms of each unwritten Benefit Arrangement, (ii) each summary plan description relating to any Benefit Arrangement, (iii) each trust, insurance or other funding contract or agreement relating to any Benefit Arrangement, (iv) each administrative services contract or agreement relating to any Benefit Arrangement, (v) the three most recent annual reports (Forms 5500) for each Benefit Arrangement (including all related schedules), if applicable, and (vi) the most recent Internal Revenue Service determination letter, opinion, notification or advisory letter (as the case may be) for each Benefit Arrangement that is intended to constitute a qualified plan under Section 401 of the Code. Neither the Company nor any ERISA Affiliate has any obligation or commitment to establish, maintain, operate or administer any new Benefit Arrangement or to amend any Benefit Arrangement so as to increase or add benefits thereunder or otherwise.
     (e) Neither the Company nor any ERISA Affiliate has or has ever had any Liability with respect to any Benefit Arrangement that is subject to Section 302 or Title IV of ERISA, including a “multiemployer plan”, as defined in Section 3(37) of ERISA, or a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA. No Liability remains outstanding with respect to any partially or completely terminated Benefit Arrangement.
     (f) Each Benefit Arrangement intended to constitute a qualified plan under Section 401 of the Code has received a favorable determination or opinion letter from the IRS indicating that it meets the requirements of the laws known by the acronym “GUST” which has not been revoked. No Benefit Arrangement has assets that include securities issued by the Company or any ERISA Affiliate.
     (g) There are no pending or, to the Knowledge of the Company, threatened actions, suits, claims, trials, arbitrations, investigations or other proceedings by any Person or by a Governmental Authority, including any present or former participant or beneficiary under any Benefit Arrangement (or any beneficiary of any such participant or beneficiary) involving any Benefit Arrangement or any rights or benefits under any Benefit Arrangement other than ordinary and usual claims for benefits by participants or beneficiaries thereunder. To the Knowledge of the Company, no event has occurred and no condition exists that could subject the Company or the fund of any Benefit Arrangement to the imposition of any material Liability, Tax or penalty with respect to any Benefit Arrangement (other than ordinary and usual claims for benefits), whether by way of indemnity or otherwise. All contributions required to have been made or remitted and all expenses required to have been paid by the Company to or under any Benefit Arrangement under the terms of any such plan, any agreement or any applicable Law have been paid within the time prescribed by any such plan, agreement or Law. All contributions to or under any Benefit Arrangement have been currently deductible under the Code when made. To the Knowledge of the Company, no “prohibited transaction” (as defined in ERISA Section 406) or breach of fiduciary responsibility has occurred with respect to any

Benefit Arrangement for which a tax, penalty or other Liability of whatever nature could be incurred by the Company or its Subsidiaries, whether by way of indemnity or otherwise.
     (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will now or at any time in the future: (A) result in any payment becoming due from the Company or any of its Subsidiaries to any director, officer, employee, former employee, independent contractor, consultant or agent of them, under any Benefit Arrangement, (B) increase any benefits otherwise payable under any Benefit Arrangement, or (C) result in any acceleration of the time of payment or vesting of any such benefits. The Company has made no agreement, undertaking or commitment with any employee, director, officer, service provider or agent (whether written or oral) (x) to make such person fully or partially whole with respect to any adverse Tax consequences, including any that might be imposed under Sections 409A or 280G of the Code, or (y) with respect to the steps it will take to revise any benefit programs for compliance with, or exemption from, Section 409A of the Code.
     (i) Solely for purposes of this Section 2.12, the term “Knowledge of the Company” includes the knowledge Frank Batula has or would have after due inquiry.
     2.13 Interested Party Transactions. Except as set forth in Section 2.13 of the Company Disclosure Schedule, no holder of the Company’s Capital Stock, director, officer or Service Provider of the Company or any of its Subsidiaries, and no member of their immediate families (an “Interested Party”), has any direct or indirect interest (as an owner, employee, consultant or otherwise) in (i) any material equipment or other property, real or personal, tangible or intangible, including without limitation, any item of intellectual property, used in connection with or pertaining to the Company or any of its Subsidiaries or (ii) any competitor, lessee, lessor, creditor, supplier, customer, manufacturer, agent, representative or distributor of products of the Company or any of its Subsidiaries; provided, however, that no such Interested Party shall be deemed to have such an interest solely by virtue of the ownership by such Person, such Person’s immediate family or their respective Affiliates of less than one percent (1%) of the outstanding voting stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System. All Interested Party matters disclosed on said Section 2.13 of the Company Disclosure Schedule were entered into on arms’-length terms and are the subject of valid and enforceable written Contracts.
     2.14 Insurance. Section 2.14 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies carried by, or covering the Company and its Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. True and complete copies of each such policy have previously been provided to Parent. All such policies are in full force and effect, and no notice of cancellation has been received by the Company with respect to any such policy. Such insurance is appropriate in the Company’s reasonable business judgment considering the character and nature of the Business or as may be required pursuant to any Contract or Permit to which the Company is a party.

     2.15 Material Contracts.
     (a) Section 2.15(a) of the Company Disclosure Schedule sets forth a correct and complete list of each currently effective Contract to which the Company is a party or by which it is bound, including, without limitation, the following:
          (i) a Contract relating to Indebtedness;
          (ii) a non-competition, non-solicitation or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect the manner in which all or any portion of the Business (or, following the Closing, the business and operations of the Surviving Corporation) is or could be conducted;
          (iii) an agreement granting any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company (or, following the Closing, the Surviving Corporation) to own, operate, sell, transfer, pledge or otherwise dispose of the properties or assets of the Business;
          (iv) an agreement providing for the indemnification by the Company of any Person in connection with the Business;
          (v) a joint venture or partnership agreement;
          (vi) an agreement providing for any payments by the Company that are conditioned, in whole or in part, on a change of control of the Company or transactions of the type contemplated hereby;
          (vii) a collective bargaining agreement;
          (viii) an employment agreement with, or any agreement or arrangement that contains any guaranteed compensation, equity commitments, commission or other production bonuses, severance pay or post-employment liabilities or obligations (other than as required by law) to any current or former Service Providers, employees, non-employee directors or officers or other natural persons that have performed or are performing consulting or other independent contractor services for the Business;
          (ix) any Intellectual Property License;
          (x) a Contract pursuant to which any Affiliate leases any real property or any material personal property in connection with the Business;
          (xi) any Contract with any material supplier, vendor or customer;
          (xii) any Contract with an Interested Party;
          (xiii) any other Contract that involves future expenditures or projected receipts by the Company of more than $50,000 in any one-year period or is otherwise material to the operation of the Business of the Company (collectively, “Material Contracts”).

     (b) Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, each Material Contract is, or will as of Closing be, a valid and binding agreement of the Company and, to the Company’s Knowledge, of each of the other parties thereto. To the Knowledge of the Company, each Material Contract will continue to be in full force and effect after consummation of this Agreement and the transactions contemplated by this Agreement except where the failure to be in full force and effect will not result in a Company Material Adverse Effect.
     2.16 Suppliers and Customers. Except as set forth on Section 2.16 of the Company Disclosure Schedule, neither Sun Microsystems, Inc. (“Sun”) nor any other supplier which accounted for more than ten percent (10%) of the purchases of the Company in any one of the past three fiscal years, no customer which accounted for more than ten percent (10%) of the sales of the Company in any one of the past three fiscal years, and no other supplier or customer material to the Business (including, but not limited to, any supplier who is a sole source of supply of any product or service material to the Business), has terminated or, to the Knowledge of the Company, threatened to terminate its relationship with the Company, nor has any such party during the past three fiscal years decreased or delayed materially, or threatened to decrease or delay materially, its services or supplies to the Company or its usage of the services or products of the Company, and to the Knowledge of the Company, there is no state of facts or event (other than general industry or economic conditions) which could reasonably be expected to form the basis for such a decrease or delay.
     2.17 Product and Service Warranties. Except as set forth on Section 2.17 of the Company Disclosure Schedule, there (a) have been no valid product or service warranty claims made by customers of the Company, any Subsidiary or Affiliate or any former Subsidiary or Affiliate in the past three years, (b) have been no product recalls by the Company in the past three years; and (c) are no product and/or service warranties outstanding or currently being offered by the Company to its customers (other than manufacturers’ warranties for which the Company has no obligation or responsibility). Copies of any warranties provided by the Company on any products or services sold, leased or otherwise provided to customers are provided in Section 2.17 of the Company Disclosure Schedule. The accruals and reserves for product warranty and product liability claims, as set forth on the Interim Financial Statements, are adequate as determined in accordance with GAAP.
     2.18 Accounts Receivable. All accounts receivable of the Company shown on the Interim Financial Statements or thereafter acquired were or (to the extent not heretofore collected) are valid and genuine, were acquired in the ordinary course of business, and represent bona fide obligations arising in the ordinary course of business. Such accounts receivable are current and net of the respective reserves shown on the Interim Financial Statements (which reserves are adequate as determined in accordance with GAAP and calculated consistent with past practice, except as may be expressly set forth in the Financial Statements). There is no pending contest, claim or right of set-off with respect to any such account receivable other than returns, credits, discounts and customer rebates established in the ordinary course of business consistent with past practice.
     2.19 Sun Microsystems Audit. Section 2.19 of the Company Disclosure Schedule sets forth the results of any and all Sun Solution Provider Audits of the Company or the

Business (an “Audit”) as well as the results of any Audit pending, but not closed, as of the date hereof.
     2.20 Brokers. Other than as set forth on Section 2.20 of the Company Disclosure Schedule, the Company has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger. Any broker or similar fee or expense payable to any Person listed in Section 2.20 of the Company Disclosure Schedule shall be included in the Transaction Expenses.
     2.21 Allocation Spreadsheet. The allocations set forth in the Allocation Spreadsheet will be calculated and delivered to Parent, prior to the Closing, by the Company in accordance with Annex I and Section 1.6.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as disclosed in the disclosure schedule of even date herewith delivered by Parent and Merger Sub to the Company contemporaneously with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:
     3.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization, and (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, to enter into this Agreement, the Escrow Agreement and the Earnout Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
     3.2 Capital Structure of Merger Sub. The authorized capital stock of Merger Sub consists of one hundred (100) shares of common stock, no par value per share (“Merger Sub Common Stock”). All of the issued and outstanding shares of Merger Sub Common Stock are owned, directly or indirectly, by Parent.
     3.3 Authorization; Binding Agreement. The execution and delivery by Parent and Merger Sub of this Agreement, the Escrow Agreement and the Earnout Agreement, the performance of its obligations hereunder and thereunder, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub, its board of directors or its stockholders are necessary to authorize this Agreement, the Escrow Agreement or the Earnout Agreement, to consummate the transactions so contemplated hereby and thereby or to otherwise fulfill its obligations hereunder or thereunder. This Agreement has been, and each of the Escrow Agreement and the Earnout Agreement when executed and delivered by Parent and Merger Sub (and assuming the due authorization, execution and delivery by the Company) will be, duly and validly executed and delivered by Parent and Merger Sub, and this Agreement constitutes, and each of the Escrow Agreement and the Earnout Agreement, when executed and delivered, will constitute, a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     3.4 Consents and Approvals. Except for filings that may be required to comply with the HSR Act, the execution and delivery by Parent and Merger Sub of this Agreement does not, and the execution and delivery by Parent and Merger Sub of the Escrow Agreement and the Earnout Agreement will not, and the performance of this Agreement, the Escrow Agreement and the Earnout Agreement shall not, require Parent or Merger Sub or any of their Affiliates to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Entity, except as provided in Section 3.4 of the Parent Disclosure Schedule.
     3.5 No Violation. The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the execution and delivery by each of Parent and Merger Sub of each of the Escrow Agreement and the Earnout Agreement will not, and the performance of this Agreement and each of the Escrow Agreement and the Earnout Agreement by each of Parent and Merger Sub will not (a) violate or contravene the Certificate of Incorporation or by-laws, each as amended to date, of either of Parent or Merger Sub, (b) violate or contravene any Law or Order to which either of Parent or Merger Sub is subject, or (c) materially conflict with or result in a breach of or constitute a default by either of Parent or Merger Sub under any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets or properties are bound or to which Parent or Merger Sub or any of their respective assets or properties are subject.
     3.6 Financial Capability. Merger Sub will have available to it at the Closing sufficient funds to consummate the Merger.
     3.7 Legal Proceedings. There are no Actions pending or, to the Knowledge of either of Parent or Merger Sub, threatened by or against Parent or Merger Sub or any of their Affiliates, whether at law or in equity, or before or by any Governmental Entity, which could materially adversely affect the ability of Parent or Merger Sub to perform their obligations under this Agreement, the Escrow Agreement, the Earnout Agreement or the consummation of the transactions contemplated by this Agreement. No Governmental Entity has, prior to the execution hereof, notified Parent or Merger Sub that it would oppose or not approve or consent to the transaction contemplated by this Agreement.
     3.8 Brokers. Neither Parent, Merger Sub nor any of their Affiliates has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger and the transactions contemplated thereby, other than any such amounts to be paid entirely by Parent or Merger Sub.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business Pending Closing.
     (a) The Company covenants and agrees that, between the date hereof and the Closing, unless required by applicable Laws, except at Parent’s request or with Parent’s prior written consent (not to be unreasonably withheld or delayed), and except as set forth in Section 4.1(a) of the Company Disclosure Schedule hereto, (i) the Business shall be conducted in the ordinary course of business and in a manner consistent with past practice and (ii) the Company shall use its commercially reasonable efforts to preserve intact the business organization and assets of the Company, to keep available the services of the employees, consultants and independent contractors of the Company, to maintain in effect its material Contracts (subject to the ordinary expiration of any Contract pursuant to its terms) and to preserve the present relationships of the Business with suppliers, customers, licensees and other Persons with which the Company has relations in connection with the Business and which are material to the Business.
     (b) In addition to, and without limiting the foregoing, the Company agrees that it shall not, directly or indirectly:
          (i) sell, assign, license or sublicense or otherwise dispose of any asset or property of the Company or the Business, except the sale of inventory in the ordinary course of business consistent with past practice and the sale of assets in connection with the Dispositions;
          (ii) permit the imposition or creation of any Lien on any of the assets or properties of the Company or the Business other than Permitted Liens, except as set forth in Section 4.1(b) of the Company Disclosure Schedule;
          (iii) enter into or terminate, modify, amend or breach or default on any material Contract to which the Company was or is a party or which relates to the Business, except for new Contracts, terminations, modifications or amendments (A) made in the ordinary course of business consistent with past practice, and (B) which do not fall within any of the categories set forth in clauses (i)-(iii), (v)-(viii) or (x)-(xiii) of Section 2.15(a);
          (iv) except as necessary to comply with any applicable law, increase or provide additional salary, compensation or benefits for any Service Provider other than ordinary course salary increases in amounts and at times consistent with past practice;
          (v) (A) pay any compensation, bonus or distribution to any Service Provider other than annual base salaries or wages in the ordinary course of business consistent with past practice and with the Company’s compensation plans and programs in existence at September 30, 2006, (B) increase or accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided, or make other payment of any amounts not due to any employee except as set forth in Section 4.1(b) of the Company Disclosure Schedule or (C) enter into any new or amend any existing employment or consulting agreement with any employee or consultant or Service Provider except where Merger Sub has requested or approved in writing the termination or change of such relationship;
          (vi) hire any employee or retain any consultant without obtaining Merger Sub’s prior agreement or terminate any employee or consulting relationship without giving notice to Merger Sub, other than hiring or terminations in the ordinary course of business consistent with past practice;
          (vii) change any method of Tax accounting, make, change or revoke any material Tax election, amend any material Tax Return, or settle or compromise any material liability for Taxes, in each case, relating to or affecting the Company or the Business;
          (viii) cancel or forgive any material debts due to or claims of the Company or waive any rights of material value to the Company;
          (ix) incur, assume or guarantee any Indebtedness of the Company;
          (x) incur or commit to make any capital expenditures or other obligations or liabilities in connection therewith, other than in the ordinary course of business consistent with past practice;
          (xi) take any action or fail to take any action intended or expected to materially impede or delay the ability of the parties to obtain any necessary consents or approvals required for the transactions contemplated hereby or to perform the Company’s covenants and agreements under this Agreement; or
          (xii) enter into any agreement or understanding or commit to or authorize any of the actions specified in this Section 4.1(b).
     4.2 Cooperation; Further Assurances.
     (a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article V, as applicable to each of them. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
     (b) Each of Parent, Merger Sub and the Company shall as promptly as practicable use reasonable efforts to obtain all necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger. Parent, Merger Sub and the Company shall act in good faith and reasonably cooperate with the other in connection therewith and in connection with resolving any investigation or other inquiry with respect thereto.
     (c) The Company shall use its commercially reasonable efforts to obtain all Approvals set forth in Section 4.2(c) of the Company Disclosure Schedule from third parties required in connection with the Merger but any failure to secure such approval, assuming use of such efforts, shall not constitute a breach of this Section 4.2(c).
     (d) As promptly as practicable after the date of this Agreement, each of Parent and the Company will make or cause to be made all filings required of each of them or any of their Subsidiaries or Affiliates under the HSR Act or other antitrust Laws with respect to the Merger. Between the date of this Agreement and the Closing Date, the Company will (a) cooperate with Parent and Merger Sub with respect to all filings that Parent and Merger Sub elect to make or are required to make in connection with the Merger, and (b) cooperate with Parent and Merger Sub in obtaining all consents identified in the Parent Disclosure Schedule (including taking all actions requested by Parent or Merger Sub to cause early termination of any applicable waiting period under the HSR Act). Parent and the Company shall share the filing fee under the HSR Act (the Company’s share plus all related costs and expenses to the Company with respect to the HSR Act filing shall be included as Transaction Expenses).
     4.3 Access to Information. Prior to the Closing and upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent and Merger Sub reasonable access during normal working hours to all of the Company’s properties, books, Contracts and records relating to the Business and the Company shall furnish promptly to Parent and Merger Sub all information concerning the Business, properties, books, Contracts, records and personnel relating to the Business as Parent or Merger Sub may reasonably request. The Company shall make available to the officers, employees, accountants, counsel and other representatives of Parent upon the reasonable request of Parent and Merger Sub and during normal working hours all officers, accountants, counsel and other representatives or agents of the Business for discussion of the businesses, properties or personnel relating to the Business as Parent or Merger Sub may reasonably request. Upon at least two (2) days advance request by Parent, the Company shall arrange a meeting or conference, to be held within a reasonable time period after such notice, between Parent or its representatives with any supplier or customer of the Company; provided, however, that the Company may, at its option, have a representative of the Company participate in any such meeting or conference along with Parent or its representative. All information obtained by Parent pursuant to this Section 4.3 shall be subject to the terms of the confidentiality agreement, dated August 15, 2006, between Parent and the Company (the “Confidentiality Agreement”).
     4.4 Notice of Certain Events. Each party hereto shall promptly notify the other parties hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware after the date hereof and prior to the Closing that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article V hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
     4.5 Public Announcements. Prior to the Closing, Parent, Merger Sub and the Company shall consult with and obtain the approval of (which approval shall not be unreasonably withheld or delayed) the other party before issuing any press release or other public announcement with respect to the Merger, this Agreement or the transactions contemplated hereby, and no party hereto shall issue or cause to be issued any such press release prior to such consultation and approval, except to the extent required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement to attempt to agree upon mutually satisfactory text.
     4.6 Employee Matters.
     (a) Surviving Corporation and Parent agree that for at least one year following the Closing Surviving Corporation shall, or shall cause its applicable Affiliate to, provide the Surviving Corporation’s employees with base salaries and ongoing bonus opportunities at least equal to those in effect as of the Closing Date and benefits comparable in the aggregate to other benefits provided by Surviving Corporation to similarly situated employees of Surviving Corporation. Nothing in this Section 4.6(a), however, shall be deemed to require any of Surviving Corporation, Parent or any Affiliate thereof to maintain the employment of any particular employee for any period of time after the Closing.
     (b) For purposes of determining eligibility and vesting under the employee benefit plans of Surviving Corporation in providing benefits (such employee benefit plans, the “Surviving Corporation Benefit Plans”) to Surviving Corporation employees, except to the extent that as of immediately prior to the Effective Time a Surviving Corporation employee (or dependent) did not participate in or was excluded from coverage under the comparable benefit plan(s) of the Company (each, a “Former Employee Plan”), Surviving Corporation shall upon each applicable Surviving Corporation employee’s commencement of participation in the Surviving Corporation Benefit Plans, credit such Company employee with his or her years of service with the Company or its ERISA Affiliates, and any of their predecessor entities, to the same extent as such Surviving Corporation employee was entitled to credit for such service under any comparable Former Employee Plan, except that Surviving Corporation employees shall receive no such credit (i) to the extent that such credit would result in a duplication of benefits, or (ii) under any newly-established Surviving Corporation Benefit Plan for which similarly-situated employees of Surviving Corporation do not receive credited service. Surviving Corporation shall use commercially reasonable efforts to cause the Surviving Corporation Benefit Plans that are “group health plans” (within the meaning of Section 607(1) of ERISA), not to deny coverage to a Surviving Corporation employee who participated in a Former Employee Plan as of immediately prior to the Effective Time that was a similar type of “group health plan” on the basis of pre-existing conditions and shall credit such Company employees (and their dependents) for any deductibles and out-of-pocket expenses paid under the applicable Former

Employee Plans in the year (or partial year, as may be the case) of initial participation in the applicable Surviving Corporation Benefit Plan. Any Surviving Corporation Benefit Plan that by its terms, whether specifically or by interpretation, excludes a Surviving Corporation employee from participation in such Surviving Corporation Benefit Plan (other than any such plans with respect to which new participation has been frozen for Surviving Corporation employees generally) shall be amended to provide that Company employees shall participate in any such plan to the same extent as similarly situated employees of Surviving Corporation (except as my be prohibited by applicable Law), and no Company employee shall be denied credit for service performed for the Company, and any predecessor entities under Surviving Corporation Benefit Plans to the extent consistent with the other provisions of this Section 4.6(b).
     (c) Surviving Corporation or its Affiliates shall provide each Surviving Corporation employee with credit, not to exceed five (5) days, for the same number of vacation and sickness benefit days he or she has accrued (but not used) in the calendar year in which the Closing Date occurs, provided, that, to the extent required by law, such amount shall be paid by Surviving Corporation in cash.
     (d) The Service Providers’ right to receive severance pay and other termination benefits shall be determined under Parent’s general policies and practices, provided that the Service Providers shall receive credit for service in accordance with Section 4.6(b) above.
     4.7 Notice of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, of (i) any fact, event, circumstance, change, condition, or effect that has had or could reasonably be expected to have a Company Material Adverse Effect, (ii) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, and (iii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case within five (5) Business Days of such Person becoming aware of the occurrence of such development.
     4.8 Notice of Certain Communications. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.
     4.9 Amendment of Disclosure Schedules. From time to time prior to the Closing, the Company, Parent and Merger Sub will promptly supplement or amend the Company Disclosure Schedule and the Parent Disclosure Schedule, as applicable, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or the Parent Disclosure Schedule. No such supplement or amendment of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to cure, or to be a waiver of, any breach of any representation or warranty made in this Agreement for any purpose hereunder.

     4.10 Repayment of Loans. All loans made to any officer, director, manager or employee of Company shall be repaid to Company prior to the Closing Date.
     4.11 Monthly Financial Statements. The Company shall deliver to Parent as soon as available, monthly and quarterly, as appropriate, income statements for the Company commencing with the month of March, 2007, and for each calendar month and quarter, as applicable, thereafter prior to the Closing.
     4.12 Dispositions of Assets of Clique Communications and Verifichi. The Company represents and warrants to Parent that it was the holder of membership interests in Clique Communications, LLC, a New Jersey limited liability company (“Clique”), and Verifichi, LLC, a New Jersey limited liability company (“Verifichi”). Prior to the date hereof, the Company caused each of Clique and Verifichi to be merged with and into new entities not Affiliated with the Company (the “Dispositions”) such that the assets and liabilities of each of Clique and Verifichi were transferred and assigned to and assumed by third parties. Copies of the documentation effecting the Dispositions has been provided to Parent.
     4.13 No Negotiations. Until such time, if any, as this Agreement is terminated pursuant to Article VI, the Company will not, and will its shareholders, directors, officers, employees, advisors or agents not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than Parent) relating to any transaction involving the sale of the Business or the equity or assets of the Company (other than the sale of inventory, retired assets or obsolete assets in the ordinary course of business and other than in connection with the Dispositions), or any merger, consolidation, business combination, or similar transaction involving the Company.
     4.14 Approvals and Consents. Parent and the Company have indicated on Sections 2.3(c) and 3.4 to the Company Disclosure Schedule and the Parent Disclosure Schedule, respectively, the consents, approvals, exemptions or authorizations that will be required to be obtained by the Company prior to the Closing (each, as so indicated, a “Required Consent”). The Company shall use its best efforts to obtain all Required Consents prior to the Closing and will cooperate with Parent and Merger Sub to obtain any such approvals and consents required by Parent and Merger Sub.
     4.15 Section 338(h)(10) Election.
     (a) The Company agrees that, upon the request of Parent, it will and will cause each Company Stockholder to, join with Parent to make an election under Section 338(h)(10) of the Code (and any comparable election under state or local Tax law) with respect to the purchase and sale of the Shares (the “Election”). The Company will include any income, gain, loss, deduction, or other Tax item resulting from the Election on the final Company Tax Returns to the extent required by applicable law. The Company Stockholders will include all Schedule K-1 items from the Company’s final Tax Return on their individual Tax Returns. At the Closing, all parties will execute and deliver an appropriate Form 8023A with respect to the Election for filing in accordance with the Code.
     (b) If Parent elects to make the Election as provided for above, Parent and the Company agree that the Merger Consideration will be allocated among the assets of the

Company for all tax purposes as set forth on Annex II which Annex II will be prepared by the Company and Parent promptly after the date hereof (and in any case prior to the Closing) (the “Tax Allocation Schedule”), which Tax Allocation Schedule shall have been prepared in accordance with the Code and the regulations thereunder. Neither the Company, the Company Stockholders nor Parent shall take any position on any Tax Return or with any taxing authority that is inconsistent with the agreed fair market values set forth in the Tax Allocation Schedule, provided that Parent, the Company and the Company Stockholders may take a tax position consistent with any examination adjustments made by the IRS or applicable state or local taxing authorities.
     (c) If Parent elects to make the Election as provided for above, Parent shall be responsible for and shall pay or cause to be paid any Taxes imposed under Section 1374 of the Code and any other Taxes actually incurred and required to be paid by the Company that are incurred and paid solely as a result of the Election and that are in excess of Taxes that would have been incurred and paid if the Election had not be made.
     4.16 Merger Notice. In accordance with the time periods set forth therein, within three (3) days following the execution of this Agreement, the Company shall prepare and distribute a notice to all holders of Company capital stock in the form and substance as required by the NJBCA which shall include without limitation, (i) notification of approval of the Merger, (ii) the availability of appraisal rights and (iii) a copy of the relevant provisions of the NJBCA. The Company shall provide Parent with a copy of such notice for its review and comment prior to such distribution. Immediately following the execution and delivery of this Agreement, the Company also shall take all action necessary in accordance with the NJBCA, its articles of incorporation, bylaws, and applicable Law to call and hold a meeting of the Company Stockholders for the purposes of approving and adopting, or rejecting, this Agreement and approving or rejecting the Merger and the transactions contemplated herein.
ARTICLE V
CONDITIONS TO THE MERGER
     5.1 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:
     (a) Representations and Warranties. Each of the representations and warranties set forth in Article II that is qualified by “materiality,” “Business Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).
     (b) Agreements and Covenants. The Company shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Closing.

     (c) Company Shareholder Approval. The Company shall have obtained the approval of the holders of its capital stock as required by applicable law and the Company certificate of incorporation.
     (d) Officer’s Certificate. The Company shall have delivered to Parent and Merger Sub a certificate, executed by an officer of the Company authorized to execute certificates on its behalf, dated as of the Closing Date, certifying that the conditions set forth in Sections 5.1(a) and (b) have been satisfied.
     (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on the terms, and conferring upon Parent and Merger Sub all of the rights and benefits, as contemplated herein, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on the terms, and conferring upon Parent and Merger Sub all of the rights and benefits, as contemplated herein, illegal.
     (f) Approvals and Consents. The Company shall have delivered to Parent copies of all notices, consents and approvals from any Person required for the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including, specifically, the Required Consents.
     (g) HSR Act Clearance. Parent shall have received any clearance that may be required under the HSR Act regarding the Merger.
     (h) No Material Adverse Change; Financial Performance. There must not have occurred any change in the condition of the Company that has resulted or can reasonably be expected to result in a Company Material Adverse Effect between the date of this Agreement and the Closing Date.
     (i) Employment Agreements. The Persons listed on Section 5.1(i) of the Parent Disclosure Schedule shall have entered into employment agreements with the Surviving Corporation that are reasonably acceptable to Parent (which employment agreements will include, among other things, non-competition, non-solicitation and non-disclosure covenants surviving for a period equal to the greater of five (5) years or the term of such employment plus two (2) years).
     (j) Non-Competition Agreements. The Persons listed on Section 5.1(j) of the Parent Disclosure Schedule shall have entered into agreements relating to non-competition, non-solicitation and non-disclosure with the Surviving Corporation substantially in the form attached hereto as Exhibit D.
     (k) Dissenting Shares. Holders of less than two percent (2%) of all Company Capital Stock issued and outstanding prior to the Effective Time shall have asserted dissenter’s or appraisal rights in accordance with the NJBCA.

     (l) Termination of Contracts. Parent shall have received evidence, satisfactory to Parent, that all Interested Party Contracts and other Contracts identified in Section 5.1(l) of the Parent Disclosure Schedule have been terminated without any Liability to the Company or the Surviving Corporation.
     (m) Company Stockholders’ Waiver, Release and Termination. The Company shall have delivered written evidence, satisfactory to Parent, that each Company Stockholder has waived all rights (including rights of first refusal) under the Company’s Second Amended and Restated Stockholders’ Agreement and that such Agreement has been terminated effective on or prior to the Effective Time. In addition, each Company Stockholder and, if applicable, any former Company Stockholder who has any continuing interest in any of the entities party to the above-referenced Dispositions, will have executed and delivered full releases of any and all claims in favor of the Company and the Surviving Corporation, which releases will be in a form and substance satisfactory to Parent in its sole and absolute discretion.
     (n) Termination of Guarantees. All guarantees to which the Company is a guarantor shall, prior to and in anticipation of the Closing, have been released or otherwise terminated prior to the Closing. The Company will provide documentation reasonably satisfactory to Parent evidencing such release or termination of all such guarantees.
     (o) Resignations. The Company shall have delivered to Parent resignations of each of the directors and officers of the Company.
     (p) Legal Opinion. The Company shall have delivered to Parent a legal opinion of Lowenstein Sandler PC, as counsel to the Company, reasonably satisfactory to Parent and its counsel.
     (q) Escrow Agreement. The Company and the Stockholder Representative shall have executed and delivered the Escrow Agreement.
     (r) Earnout Agreement. The Company and the Stockholder Representative shall have executed and delivered the Earnout Agreement.
     5.2 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:
     (a) Representations and Warranties. Each of the representations and warranties set forth in Article III that is qualified by “materiality” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).
     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Closing.

     (c) Officer’s Certificate. Parent and Merger Sub shall have each delivered to the Company a certificate, executed by an officer of Parent and Merger Sub authorized by Parent and Merger Sub to execute certificates on its behalf, dated as of the Closing Date, certifying that the conditions set forth in Sections 5.2(a) and (b) have been satisfied.
     (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on the terms, and conferring upon Parent and Merger Sub all of the rights and benefits, as contemplated herein, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on the terms, and conferring upon Parent and Merger Sub all of the rights and benefits, as contemplated herein, illegal.
     (e) Legal Opinion. Parent and Merger Sub shall have delivered to the Company a legal opinion of Calfee, Halter & Griswold, LLP, as counsel to Parent and Merger Sub, reasonably satisfactory to the Company and its counsel.
     (f) Escrow Agreement. Parent and Merger Sub shall have executed and delivered the Escrow Agreement.
     (g) Earnout Agreement. Parent and Merger Sub shall have executed and delivered the Earnout Agreement.
ARTICLE VI
TERMINATION AND EXPENSES
     6.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:
     (a) by mutual written consent of Company, Parent and Merger Sub;
     (b) by either Company or Parent and Merger Sub if the Merger shall not have been consummated on or before August 31, 2007; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date and provided further, however, that if the parties are diligently and in good faith progressing to Closing or the parties are diligently working to gain HSR Act approval for the transactions contemplated hereby, either party may extend such date for one or more thirty (30) day periods by giving written notice thereof to the other party;
     (c) by either Company or Parent and Merger Sub, if a Court or Governmental Entity shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the transactions contemplated hereby;
     (d) by Parent and Merger Sub, if Parent and Merger Sub are not then in material breach of any its obligations under this Agreement, and if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Sections 5.1(a) or 5.1(b), and (i) is incapable of being cured, or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to any permitted termination pursuant to Section 6.1(b) or (B) the date that is thirty (30) days from the date that Company is notified of such breach; and
     (e) by Company, if Company is not then in material breach of any of its obligations under this Agreement, and if Parent or Merger Sub shall have breached any of their representations or warranties or failed to perform any of their covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Sections 5.2(a) or 5.2(b), and (i) is incapable of being cured, or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to any permitted termination pursuant to Section 6.1(b), or (B) the date that is thirty (30) days from the date that Parent or Merger Sub is notified of such breach.
     6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement (other than this Section 6.2 and Sections 4.5 and 6.3, which shall survive such termination) will forthwith become void, and there will be no Liability on the part of Company, Parent or Merger Sub or any of their respective officers, directors, stockholders or agents and all rights and obligations of any party hereto will cease, except that no party shall be relieved of any Liability arising from any willful breach by such party of any provision of this Agreement.
     6.3 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses; provided, however, that all fees, costs and expenses incurred by the Company shall be included as Transaction Expenses.
ARTICLE VII
SURVIVAL AND INDEMNIFICATION
     7.1 Survival of Representations. The representations and warranties made by the Company pursuant to this Agreement shall survive the Closing and expire at 11:59 p.m. Eastern Time on the date that is (a) in the case of a claim based upon the breach of a representation, warranty or covenant which was made fraudulently, indefinitely; or (b) in all other cases, eighteen (18) months from the Closing Date (as applicable, the “Expiration Date”) (the period of time from the Effective Time through and including 11:59 p.m. Eastern Time on the Expiration Date is referred to herein as the “Indemnification Period”). All other covenants and agreements in this Agreement, and any indemnification obligations in respect thereto, shall survive in accordance with their respective terms. Any rights with respect to a claimed breach of a representation or warranty shall expire at the Expiration Date, unless on or prior to such Expiration Date written notice asserting such claimed breach has been given to the party from whom recovery is sought; provided that if any such notice is timely given, the claim to which such notice relates may continue to be asserted beyond the Expiration Date.
     7.2 Indemnification.
     (a) Indemnification. Subject to the limitations of this Article VII, Parent, its Subsidiaries and Affiliates and each of their respective officers, directors, shareholders, employees, control persons and affiliates (collectively, the “Parent Indemnitees”) shall be entitled to be indemnified and held harmless, jointly and severally, solely from amounts contained in the Escrow Fund (except in the case of a claim based upon the breach of a representation, warranty or covenant which was made fraudulently, for which there shall be no limitation), for any and all Losses (whether or not involving a Third Party Claim, as defined in Section 7.3), incurred, sustained or accrued by such Parent Indemnitee as a result of, in connection with, or arising out of (A) any breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement; (B) any breach or violation of any covenant or agreement of the Company contained in this Agreement; (C) any claims for indemnification or similar reimbursement pursuant to the Company certificate of incorporation, by-laws or any contractual obligation, by any current or former director, officer, or employee of the Company or any of its Subsidiaries, (D) any Audit by Sun relating to the operation of the Company or the Business prior to the Closing Date, (E) any claim relating to the ownership of Clique or Verifichi or the Dispositions thereof, and (F) any claim of any former or current holder of Company Capital Stock or any other security of the Company arising out of this Agreement and any agreements executed in connection hereunder and the transactions contemplated hereby and thereby (including, without limitation, (i) as a result of the exercise of any appraisal rights (net of any amount that would have been otherwise payable to any holder of Dissenting Shares exercising appraisal rights pursuant to this Agreement, solely to the extent that such amounts have been returned to Parent), but not including claims relating to rights expressly provided to current stockholders under the express terms of this Agreement, (ii) any claims for indemnification or similar reimbursement pursuant to the Company’s Certificate of Incorporation, By-laws or any contractual obligation, by any current or former director, officer or employee of the Company or any of its Subsidiaries, and (iii) any Liability to the Paying Agent (including any indemnification obligations) resulting, directly or indirectly, from any action or inaction taken by the Company (prior to the Closing) or any Company shareholder or resulting or arising out of information provided by the Company (prior to the Closing) or any Company shareholder pursuant to the terms of this Agreement).
     (b) Limitations on Liability.
          (i) Except for any claims based upon fraud or related to the representations or warranties contained in Section 2.1, 2.3, 2.8(c), 2.10 or 2.20, as to which this subsection (b) shall not apply, the Company shall not have any liability under Section 7.2(a)(A) unless and until the aggregate Losses incurred or sustained by all Parent Indemnitees taken together exceeds $250,000 (the “Basket”), at which time payment shall be made for all Losses incurred or sustained by Parent Indemnitees exceeding such Basket; provided, however, no payment shall be made with respect to any individual Loss of less than $50,000 (the “De

Minimis Amount”), it being understood that any related Losses or Losses arising out of similar facts or circumstances shall be considered as one individual Loss for purposes of determining whether the De Minimis Amount has been satisfied and it being further understood that for any such Loss exceeding such De Minimis Amount, a payment shall be made for the full amount of such Loss, subject to the Basket. Except as otherwise set forth herein or for claims based upon the breach of a representation, warranty or covenant which was made fraudulently (which may be made by set-off against any Additional Consideration payable pursuant to the terms of the Earnout Agreement), Parent Indemnities shall not be entitled to be indemnified under Section 7.2(a) in excess of the unreleased portion of the funds in the Escrow Account.
          (ii) Notwithstanding anything in this Agreement to the contrary, in the case of any representation, warranty, covenant or agreement that is limited or qualified by “material” or “Material Adverse Effect” or by any similar term or limitation, the occurrence of a breach or inaccuracy of such representation, warranty, covenant or agreement, as the case may be, and the amount of Losses subject to indemnification hereunder shall be determined as if “material” or “Material Adverse Effect” or any similar term or limitation were not included therein.
     7.3 Indemnification Procedures.
     (a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted in good faith by notice by the person seeking indemnification hereunder to the Stockholder Representative, in the case of a Parent Indemnitee, or the Parent, in the case of a Company Stockholder Indemnitee (an “Indemnification Notice”).
     (b) With regard to third-party claim that may give rise to any indemnification obligation under this Agreement (a “Third-Party Claim”), all claims for indemnification by any indemnified party (an “Indemnified Party”) hereunder shall be asserted and resolved as set forth in this Section 7.3. In the event that any claim or demand by a third party for which indemnification (the recipient of the Indemnification Notice being an “Indemnifying Party”) may be obtained hereunder (a “Claim”) is threatened, asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall timely notify the Indemnifying Party in writing of such Claim, described in reasonable detail (to the extent practicable), and the amount or a good faith estimate (to the extent practicable) of the amount thereof (which estimate shall not be conclusive of the final amount of such Claim) (the “Claim Notice”). The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnification obligations under this Section 7.3 unless and only to the extent of any actual loss and prejudice as a result of such failure. The Indemnifying Party may at any time elect to defend, contest or otherwise protect the Indemnified Party against any such Third Party Claim, except that this sentence shall not apply unless (i) the applicable Third Party Claim involves solely a claim for monetary damages and (ii) such claim does not involve the business reputation of the Parent or its Affiliates, or the possible criminal culpability of the Parent or its Affiliates or any of their respective officers, directors or employees. If the Indemnifying Party assumes the defense of any such Third Party Claim, no compromise or settlement of such claims may be effected without Indemnified Party’s consent (which will not be unreasonably withheld, unreasonably delayed or unreasonably conditioned), unless (x) there is no finding or admission of any violation of any Law or any violation of the rights of any Person, (y) the sole relief provided is monetary damages which damages are fully subject to indemnification hereunder and (z) the Person asserting the Third Party Claim provides an unconditional release of all Indemnified Parties. All costs and expenses incurred by the Indemnifying Party in defending such Claim shall be a liability of, and shall be paid by, the Indemnifying Party and shall not be deemed Losses for purposes of Section 7.2(a). If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense; provided, however, that the reasonable costs and expenses of one counsel (in addition to any local counsel) to the Indemnified Party will be indemnifiable hereunder if, in the reasonable view of counsel to the Indemnified Party, a conflict of interest exists between the Indemnifying Party and any Indemnified Party. If the Indemnifying Party does not exercise such right to assume the defense, the Indemnified Party may assume the defense thereof by counsel of the Indemnified Party’s choice and the Indemnified Party will be permitted, subject to the limitations set forth in this Article VII, to recover all Losses incurred or sustained as a result of such Third Party Claim; provided that it shall defend the Claim in good faith, keep the Indemnifying Party fully apprised of all developments relating to the matter, and shall provide at least ten (10) calendar days’ prior written notice to the Indemnifying Party of any proposed compromise or settlement.
     (c) Any indemnification payable under this Article VII shall be, to the extent permitted by Law, an adjustment to the Merger Consideration. Except as otherwise set forth herein, including Section 7.2(b)(i), the indemnification obligation rights set forth in this Article VII shall be satisfied solely by the Escrow Fund.
     7.4 Stockholder Representative.
     (a) The Named Stockholder is hereby appointed as agent and attorney-in-fact for and on behalf of the Company Stockholders (the “Stockholder Representative”), to give and receive notices and communications, to agree to, negotiate and enter into settlements and compromises of claims, to demand, prosecute and defend claims arising out of this Agreement and to comply with orders of courts and determinations and awards with respect to claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Company Stockholders from time to time upon not less than ten (10) calendar days’ prior written notice to Parent. Any vacancy in the position of Stockholder Representative shall be filled by a majority-in-interest of the Company Stockholders. The Stockholder Representative may resign upon ten (10) calendar days’ prior written notice to Parent and the Company provided that no such resignation shall become effective until the appointment of a successor Stockholder Representative. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each Company Stockholder. Each Letter of Transmittal executed by the Company Stockholders pursuant to Section 1.7 hereof shall include an express agreement on behalf of such Company Stockholder to the appointment of the Named Stockholder to act as agent and attorney-in-fact for and on behalf of such Company Stockholder in accordance with the transactions contemplated by this Agreement, including, without limitation, with respect to matters relating to (i) the indemnification provisions set forth in Article VII hereof and (i) the Escrow Fund in accordance with the terms of Section 1.8 hereof and the Escrow Agreement.

     (b) The Stockholder Representative shall not have any Liability to the Company Stockholders for any action taken or suffered by it or omitted by it hereunder as Stockholder Representative, except as caused by the Stockholder Representative’s gross negligence or willful misconduct. The Stockholder Representative may, in all questions arising hereunder, rely on the advice of counsel and the Stockholder Representative shall not be liable to the Company Stockholders for anything done, omitted or suffered by the Stockholder Representative based on such advice. The Stockholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Stockholder Representative.
     (c) A decision, act, consent or instruction of the Stockholder Representative in a matter entrusted to the Stockholder Representative by this Agreement shall be deemed to have been taken or given on behalf of all Company Stockholders and shall be final, binding and conclusive upon all Company Stockholders, and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of, and binding on, each of the Stockholder Representatives. Parent, the Surviving Corporation and their respective Representatives are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.
     7.5 Exclusive Remedy. Except as otherwise set forth herein, including Section 7.2(b)(i), following the Effective Time, the Escrow Fund shall be the sole source of remedy for any breach of any representation, warranty, covenant or agreement by the Company under this Agreement, except only for the remedies of injunctive relief or specific performance.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by a reputable overnight courier service (providing proof of delivery) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address or facsimile number as such party may hereafter specify by like notice):

(a)	if to Parent or Merger Sub, to:

Agilysys, Inc.
2255 Glades Road, Suite 301E
Boca Raton, Florida 33431
Attn: Chief Executive Officer
and Chief Financial Officer Facsimile No.: 561-999-8765

with a copy to:

Calfee, Halter & Griswold LLP
800 Superior Avenue #1400
Cleveland, Ohio 44114-2688
Attention: Robert A. Ross
Facsimile No.: 216-241-0816

(b)	if to the Company, to:

Innovative Systems Design, Inc.
130 Campus Drive
Edison, NJ 08837
Facsimile No:
Telephone No.:
Attention:

with copies (which shall not constitute notice) to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey
Facsimile: (973) 597-2569
Attention: Raymond P. Thek, Esq.

and

Vincent James Spinella, Stockholder Representative
39 Spruce Lane
Colts Neck, New Jersey 07722
Facsimile: (732) 933-0187
     All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 11:59 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
     8.2 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     8.3 Entire Agreement; Assignment. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules and Annexes hereto, the Company Disclosure Schedule and the Parent Disclosure Schedule (if any) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent or Merger Sub may, without such prior written consent, at any time, transfer or assign, in whole or from time to time in part, its rights or obligations under this Agreement (i) to one or more of its Affiliates or (ii) to any Person acquiring all or a significant portion of Parent’s or the Surviving Corporation’s assets or equity interests.
     8.4 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended, modified, or supplemented in any and all respects, solely by written agreement of all of the parties hereto.
     8.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon the determination that any provision of this Agreement is illegal, invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.
     8.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.7 Governing Law.
     (a) This Agreement and all matters arising directly or indirectly herefrom shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.
     (b) All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of New Jersey, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Legal Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the state described in the preceding sentence and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7(c).
     8.8 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     8.9 No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of Parent, Merger Sub and the Company and, except for the rights of the Parent Indemnitees as set forth in Article VII as to which they are expressly intended to be third-party beneficiaries, it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.
     8.10 Headings. The headings contained in this Agreement are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.
     8.11 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond. Such remedy shall not be deemed to be the exclusive remedy for a party’s breach of its obligations but shall be in addition to all other remedies available at law or equity.
ARTICLE IX
DEFINITIONS
     9.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below (with correlative meanings for the singular or plural forms thereof):
     “Action” means any suit, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Entity, before any arbitrator or other tribunal.
     “Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other person or entity if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under state, local or foreign Law.

     “Agreement” has the meaning set forth in the Preamble hereof.
     “Allocation Spreadsheet” has the meaning set forth in Section 1.6(a).
     “Approval” means any license, permit, consent, approval, authorization, registration, filing, waiver, qualification or certification.
     “Audit” has the meaning set forth in Section 2.19.
     “Basket” has the meaning set forth in Section 7.2(b)(i).
     “Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA; (ii) employment contract and (iii) bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, saving and profit sharing, severance or termination pay (other than statutory or the common law requirements for reasonable notice), health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, holiday pay, fringe benefit, reimbursement program, life insurance, disability or other (whether insured or self-insured) insurance, a supplementary unemployment benefit, pension retirement, supplementary retirement, welfare or other employee plan, program, policy or arrangement, whether written or unwritten, formal or informal, which any current or former employee, consultant or director of the Company or any ERISA Affiliate participated or participates in or was or is covered under, or was or is otherwise a party, and with respect to which the Company or any ERISA Affiliate is or ever was a sponsor or participating employer, or had or has an obligation to make contributions, or was or is otherwise a party.
     “Business” means the development of technology-based solutions for business communications as currently conducted by the Company.
     “Business Day” means a day other than Saturday or Sunday or on any day on which commercial banks located in New Jersey are authorized or required to close.
     “Change of Control Liability” means any Liability to any Person, contractual or otherwise, that would arise under any change of control provision to which the Company or any Affiliate is a party or by which any such Person is bound and resulting from the transactions contemplated by this Agreement.
     “Claim” has the meaning set forth in Section 7.3(b).
     “Claim Notice” has the meaning set forth in Section 7.3(b).
     “Closing” has the meaning set forth in Section 1.2.
     “Closing Date” has the meaning set forth in Section 1.2.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” has the meaning set forth in Section 2.2(a).

     “Company” has the meaning set forth in the Preamble hereof.
     “Company Balance Sheet” has the meaning set forth in Section 2.4.
     “Company Capital Stock” has the meaning set forth in the Recitals to this Agreement.
     “Company Certificate” has the meaning set forth in Section 1.7(a).
     “Company Disclosure Schedule” has the meaning set forth in the Preamble to Article II.
     “Company Material Adverse Effect” means (a) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company’s Business (excluding any effect resulting from (i) events, facts or circumstances relating to the economy in general, including market fluctuations and changes in interest rates, or to the industry in which the Company’s Business competes in general and not specifically relating to the Company’s Business, (ii) changes in legal or regulatory conditions that affect the Company’s Business (but are applicable generally to businesses similar to the Company’s Business and not just to the Company’s Business) or (iii) any change in applicable accounting requirements or principles which occurs or becomes effective after the date of this Agreement, provided that such changes shall not be so excluded to the extent that they have a more adverse effect on the Company’s Business than that experienced by similarly situated companies in the industry), or (b) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.
     “Company Stockholder” shall include any Person entitled to receive Merger Consideration at the Effective Time of the Merger.
     “Contract” means any (whether or not written) contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.
     “Copyright” means the protection afforded works of authorship under the United States Copyright Act of 1976, as amended and corresponding protections in other countries.
     “Copyright Application” means a formal written application for a Copyright with the United States Copyright Office.
     “Copyright Registration” means a registration issued by the United States Copyright Office or equivalent governmental registration in another country.
     “Court” means any court or arbitration tribunal of the United States, any domestic state or any foreign country, and any political subdivision thereof.
     “De Minimis Amount” has the meaning set forth in Section 7.2(b).
     “Dissenting Shares” has the meaning set forth in Section 1.6(a).

     “Dissenting Stockholder” has the meaning set forth in Section 1.6(f).
     “Domain Names” means any alphanumeric designations which are registered with or assigned by any internationally recognized domain name registrar, domain name registry, or other domain name registration authority as part of an electronic address on the Internet.
     “Earnout Agreement” has the meaning set forth in Section 1.10.
     “Effective Time” has the meaning set forth in Section 1.2.
     “Environmental Liabilities” has the meaning set forth in Section 2.11.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code.
     “Escrow Agent” has the meaning set forth in the Recitals.
     “Escrow Agreement” has the meaning set forth in the Recitals.
     “Escrowed Amount” has the meaning set forth in Section 1.7(a).
     “Expiration Date” has the meaning set forth in Section 7.1.
     “Escrow Fund” has the meaning set forth in the Recitals.
     “Financial Statements” has the meaning set forth in Section 2.4.
     “Former Employee Plan” has the meaning set forth in Section 4.6(b).
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Entity” means any government or governmental, administrative or regulatory body thereof or any subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
     “Historical Financial Statements” has the meaning set forth in Section 2.4.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” means, with respect to any Person, all obligations of such Person whether absolute or contingent for borrowed money.
     “Indemnity Release Date” has the meaning set forth in Section 1.8.

     “Indemnification Period” has the meaning set forth in Section 7.1.
     “Indemnified Party” has the meaning set forth in Section 7.3(b).
     “Indemnifying Party” has the meaning set forth in Section 7.3(b).
     “Independent Accountants” means the firm of Deloitte or such other accounting firm of national recognition as shall be mutually acceptable to the Stockholder Representative and Parent.
     “Intellectual Property” shall mean all Copyrights, Patents, Trademarks, unregistered Trademarks, Domain Names, Software and Trade Secrets.
     “Intellectual Property Licenses” has the meaning set forth in Section 2.9(b).
     “Interested Party” has the meaning set forth in Section 2.13.
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” means, with respect to any Person, the actual knowledge of such Person (including the actual knowledge of the officers and directors of such Person) after due inquiry; provided, that in the case of the Company, such knowledge shall be limited to the Knowledge of the chief executive officer and chief financial officer of the Company after due inquiry and, with respect to Section 2.12 of this Agreement, the Knowledge of Frank Batula after due inquiry.
     “Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule or regulation of any Governmental Entity.
     “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, claims, charges or proceedings (public or private).
     “Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.
     “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.
     “Loss” means any and all damages, fines, fees, Taxes, penalties, charges, assessments, deficiencies, judgments, defaults, settlements and other losses, and all expenses (including expenses of investigation, defense, prosecution and settlement of claims, court costs, reasonable fees and expenses of attorneys, accountants and other experts) in connection with any Legal Proceeding, Third-Party Claim, or other claim or dispute (including any claim or dispute relating to any right or asserted right under this Agreement against any party hereto or thereto or otherwise), plus any interest that may accrue on any of the foregoing, in each case net of any insurance proceeds or Tax benefits recoverable by the Parent Indemnitee, as the case may be, with respect to such Losses. Notwithstanding the foregoing, Losses shall not include any special, incidental, consequential, exemplary or punitive damages, except to the extent such special, incidental, consequential, exemplary or punitive damages are awarded to a Third Party.
     “Material Contracts” has the meaning set forth in Section 2.15.
     “Merger” has the meaning set forth in the Recitals to this Agreement.
     “Merger Consideration” an amount equal to the Purchase Price (i) minus Change of Control Liabilities less Indebtedness of the Company, (ii) minus any Liability relating to the Marston and Malek severance agreements to the extent unpaid or unfunded as of the Closing, and (iii) less Transaction Expenses of the Company, all as determined in the manner set forth in this Agreement and otherwise described on Annex I attached hereto.
     “Merger Sub” has the meaning set forth in the Preamble hereof.
     “Merger Sub Common Stock” has the meaning set forth in Section 3.2.
     “Merger Sub Benefit Plans” has the meaning set forth in Section 4.6(b).
     “NJBCA” has the meaning set forth in Section 1.1.
     “New Jersey Certificate of Merger” has the meaning set forth in Section 1.2.
     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.
     “Parent” has the meaning set forth in the Preamble hereof.
     “Parent Disclosure Schedule” has the meaning set forth in the Preamble to Article III.
     “Parent Indemnitees” has the meaning set forth in Section 7.2(a).
     “Patent Rights” means all patents and applications therefore and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world.
     “Payment Agent” has the meaning set forth in Section 1.7.
     “Permits” means any approvals, authorizations, consents, licenses, permits, registration or certificates of a Governmental Entity.
     “Permitted Liens” means (i) liens for Taxes, assessments and similar charges not yet due, (ii) mechanic’s, materialmen’s, carrier’s, repairer’s and other similar liens arising or incurred in the ordinary course of business or that are not due and payable and have been fully reserved on the Financial Statements or (iii) other immaterial liens incurred in the ordinary course of business.

     “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
     “Purchase Price” means an amount equal to One Hundred Million Dollars ($100,000,000.00).
     “Representatives” means, with respect to any Person, (a) it, (b) its respective Subsidiaries and Affiliates and (c) its, and its respective Subsidiaries’ and Affiliates’, respective officers, directors, employees, shareholders, partners, controlling persons, auditors, financial advisors, attorneys, accountants, consultants, agents, advisors or representatives.
     “Reserve Amount” has the meaning set forth in Section 1.8.
     “Service Provider” has the meaning set forth in Section 2.12(b).
     “Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies.
     “Subsidiary” means, as to any Person, any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.
     “Sun” means Sun Microsystems, Inc.
     “Surviving Corporation” has the meaning set forth in Section 1.1.
     “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments in the nature of a tax, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, and assessments; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) above, and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption of transferee liability, operation of law, Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.
     “Tax Authority” means the IRS and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes.
     “Tax Proceeding” means any claim, audit, examination, contest, litigation or other proceeding by or against any Tax Authority.
     “Tax Return” means all returns, declarations, reports, estimates, information returns, and statements required to be filed in respect of any Taxes (including any attachments thereto and amendments thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of the Subsidiaries or any of their respective Affiliates.
     “Tax Sharing Agreement” means any agreement with respect to the sharing or allocation of, or indemnification for, Taxes or similar contract or arrangement, whether written or unwritten.
     “Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes (including any attachments thereto and amendments thereof).
     “Third Party Claim” has the meaning set forth in Section 7.3(b).
     “Trademark Application” means a formal written application for registration of a Trademark with the United States Patent and Trademark Office or equivalent governmental authority in another country.
     “Trademark Registration” means the registration of a Trademark issued by the United States Patent and Trademark Office or equivalent governmental authority in another country.
     “Trademarks” means all trademarks, service marks, trade names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin, whether or not the subject of a Trademark Registration and/or a Trademark Application.
     “Trade Secrets” means information, including a formula, pattern, compilation, program, device, method, technique, or process that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts by the party claiming protection that are reasonable under the circumstances to maintain its secrecy.
     “Transaction Expenses” means all third party fees and expenses incurred by a Party in connection with this Agreement, the Merger and the other transactions contemplated hereby, including, but not limited to, any fees and expenses of legal counsel, financial advisors, investment bankers, brokers, accountants and auditors.
     “Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).
     “Working Capital Target” has the meaning set forth in Section 1.9(a).
     9.2 Certain Definitions; Interpretations. Unless the context of this Agreement otherwise clearly requires: (i) words of either gender or the neuter include the other gender and the neuter; (ii) words using the singular number also include the plural number and words using the plural number also include the singular number; (iii) the terms “hereof,”

“herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision; (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement; (v) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement; (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (vii) when a statement herein with respect to a particular matter is qualified by the phrase “in all material respects”, “material” or other similar qualification or limitations, materiality shall be determined solely by reference to, and solely within the context of, the specified matter and not with respect to the entirety of this Agreement or the entirety of the transactions contemplated hereby; (viii) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; (ix) the terms “party” or “parties” refers, prior to the Effective Time, to Parent and Merger Sub, on the one hand, and the Company, on the other, and the terms “third party” or “third parties” refers to Persons other than the Parent, the Company and their respective Subsidiaries; and (x) the phrase “materiality limitation” means all limitations on and all qualifications and exceptions to a party’s representations and warranties based on the concept of materiality, whether expressed by the word “material” or “materially” or the phrase “in all material respects,” or “Company Material Adverse Effect”. The phrases “the date of this Agreement”, “the date hereof”, and phrases of similar import mean the date set forth in the first sentence of the first page of this Agreement in the forepart of this Agreement. Unless the context otherwise requires, references to the “Company” shall be deemed to refer to the Company and its Subsidiaries. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.3 Rules of Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem. It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement shall be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement shall be given full separate and independent effect and nothing set forth in any provision herein shall in any way be deemed to limit the scope, applicability or effect of any other provision hereof.
[SIGNATURE PAGE TO THIS AGREEMENT FOLLOWS]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized all as of the date first written above.

PARENT
Agilysys, Inc., an Ohio corporation
By:	/s/ Martin F. Ellis

Name:	Martin F. Ellis

Its:	Executive Vice President, Treasurer and Chief Financial Officer
MERGER SUB
Agilysys NJ, Inc., a New Jersey corporation
By:	/s/ Martin F. Ellis

Name:	Martin F. Ellis

Its:	Executive Vice President, Treasurer and Chief Financial Officer
COMPANY
Innovative Systems Design, Inc., a New Jersey corporation
By:	/s/ Anthony Mellina

Name:	Anthony Mellina

Its:	Chief Executive Officer
STOCKHOLDER REPRESENTATIVE, solely for the purpose of Section 7.4 herein.
Vincent James Spinella
/s/ Vincent James Spinella